Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2015

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF 2015

Gillette, Wyo, April 30, 2015 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the first quarter of 2015.

First Quarter 2015 Highlights

	Quarter Ended
(in millions, except per ton amounts)	3/31/15	3/31/14
Adjusted EBITDA(1)	$39.4	$39.3
Net income (loss)	$(4.7)	$(15.6)
Realized price per ton sold	$13.05	$13.02
Average cost per ton sold	$10.02	$10.63
Shipments - owned and operated mines (tons)	19.7	20.4
Asian exports (tons)	1.4	1.0

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  First quarter 2015 Adjusted EBITDA of $39.4 million compared to $39.3 million for the first quarter of 2014.

•                  Shipments for the first quarter of 2015 were 19.7 million tons, down slightly as Cordero Rojo Mine transitions to lower production rates.

•                  Cost per ton was reduced to $10.02 in the first quarter of 2015 from $10.63 in the first quarter of 2014.  The cost improvement was primarily due to a decrease of over 40 percent in diesel costs.

•                  Available liquidity of $726.1 million, including cash and investments of $186.2 million, at March 31, 2015.  During the first quarter of 2015, cash flow from operations totaled $31.9 million.

Colin Marshall, President and Chief Executive Officer, commented, “I am very pleased with our financial and operational performance during the quarter.  The mines operated well, and we were able to decrease costs and control capital expenditures as production declined.  Given the mild winter, improved rail performance, and low natural gas prices, we believe domestic coal prices will remain subdued this year.  International prices continue to be negatively impacted by oversupply and also by uncertainty over Chinese 2015 thermal coal imports.  Cloud Peak Energy is actively managing its exposure to these tough markets and has a strong balance sheet and good operations that we believe will help carry us through this cycle.”

Health and Safety Record

During the first quarter of 2015, of our approximately 1,400 full-time mine site employees, five suffered reportable injuries resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 1.35, an increase from the full year 2014 rate of 0.79.  During 38 MSHA inspector days at our mine sites in the first quarter, we were issued three substantial and significant citations.  Fines due on the citations have not been assessed at this time.

Consolidated Business Results

	Quarter Ended
(in millions, except per share amounts)	3/31/15	3/31/14
Total tons sold	19.8	20.7
Total revenue	$317.6	$319.1
Net income (loss)	$(4.7)	$(15.6)
Adjusted EBITDA(1)	$39.4	$39.3
Adjusted EPS (1)	$(0.05)	$(0.11)
EPS	$(0.08)	$(0.26)

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended
(in millions, except per ton amounts)	3/31/15	3/31/14
Tons sold	19.7	20.4
Revenue	$261.8	$269.6
Realized price per ton sold	$13.05	$13.02
Average cost of product sold per ton	$10.02	$10.63
Cash margin per ton sold	$3.03	$2.39
Adjusted EBITDA(1)	$44.3	$41.2

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

During the first quarter of 2015, domestic coal shipments were down slightly due to our planned reduction at the Cordero Rojo Mine.  Mild winter weather in many of our customers’ locations, low natural gas prices and improved rail performance allowed utilities to rebuild their stockpiles.  Low natural gas prices and reduced coal burn put pressure on coal prices in early January as stockpiles grew along with expectations for a mild winter.

Revenue from our Owned and Operated Mines segment decreased slightly in the first quarter of 2015 compared to the first quarter of 2014 due to reduced shipments partially offset by a slightly higher average realized price per ton sold.

Cost per ton was $10.02 for the first quarter of 2015.  Operating costs were reduced primarily due to a 40 percent drop in diesel prices.

We have successfully executed our plan to reduce capacity at Cordero Rojo Mine from 38 million tons to 28 million tons.  During the first quarter, 8400 Btu demand softened further and two of our customers indicated they did not plan to take their contracted 2015 tonnage.  We collected $3.3 million under a letter of credit for one of these customers who defaulted on contracts for 2.9 million tons as part of its bankruptcy proceeding.  Another customer will not take one million tons under force-majeure provisions in its contract due to a plant failure.  As a result, we have lowered our expected 2015 production at the Cordero Rojo Mine from 28 million tons to 24 million tons this year, which is reflected in our updated guidance range.  We are working to mitigate the impact of this reduction on our workforce and financial results.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended
(in millions)	3/31/15	3/31/14
Total tons delivered	1.7	1.2
Asian exports	1.4	1.0
Revenue	$69.4	$58.5
Total cost of product sold	$80.8	$59.7
Realized gain on financial instruments	$3.6	$3.4
Adjusted EBITDA(1)	$(8.3)	$0.4

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Our Asian export deliveries through Westshore Terminal increased to 1.4 million tons in the first quarter of 2015 as expected with the throughput increase announced during 2014.  Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $3.6 million in the first quarter of 2015, and we further benefitted from lower fuel surcharges in the rail freight component of costs in the period.

Balance Sheet and Cash Flow

Cash flow from operations totaled $31.9 million for the first quarter of 2015 as compared to $12.8 million for the first quarter of 2014.  Capital expenditures (excluding capitalized interest) were $6.4 million.

Cash and cash equivalents as of March 31, 2015 were $186.2 million and our total available liquidity was $726.1 million.  At March 31, 2015, there were no borrowings under our revolving credit facility or the accounts receivable securitization program.  In January 2015, we renewed our accounts receivable securitization program for another three years and extended the maturity to January 2018.

Forecasted capital expenditures for the full year have been reduced to between $45 million and $55 million as a significant land transaction has been delayed to 2017 and equipment budgets have been refined.  The range includes the dragline move from our Cordero Rojo Mine to our Antelope Mine, which is expected to cost approximately $20 million in 2015.  The final West Antelope II LBA installment payment of $69 million will be made this year.  Cash interest is expected to normalize at approximately $41 million this year as we benefit from the favorable refinancing completed last year.  Total interest expense is projected to be approximately $46 million.

Domestic Outlook

Our mines are well positioned with the equipment, manpower, and inventory to meet anticipated 2015 demand.  We are not expecting rail performance to limit shipments this year due to the capital investments made by the railroad and reduced oil and coal shipments.

Significantly increased natural gas production and a relatively mild winter have led to a drop in natural gas prices and an increase in coal and natural gas inventories.  This has put downward pressure on coal and natural gas prices.  We expect the rapid slowdown in drilling that is occurring in many U.S. oil and natural gas fields to lead to reduced production and increased pricing for natural gas later in the year.  The level of cooling demand this summer will also have an impact on natural gas and coal pricing in the second half of the year.

For 2015, we continue to expect total U.S. coal demand to be lower than 2014 due to low natural gas prices and some plant closures resulting from the Mercury and Air Toxics Standards (“MATS”) regulation.  Customers are continuing to rebuild inventories and increased utilization from existing operating units is expected to partially offset these declines.  Additionally, our customers are benefitting from lower oil prices through reduced rail fuel surcharges, which should make their coal burning plants more economical.  While we expect total U.S. demand to decline, we are forecasting that PRB demand should be relatively stable for 2015 compared to 2014.

For 2015, we have currently committed to sell 79 million tons from our three mines.  Of this committed production, 73 million tons are under fixed-price contracts with a weighted-average price of $12.88 per ton.  During the first quarter, we contracted approximately 2 million tons with an average price of $10.70 for 2015 delivery.  For 2016, we have currently committed to sell 50 million tons from our three mines.  Of this committed production, 41 million tons are under fixed-price contracts with a weighted-average price of $13.61 per ton.

International Outlook

The international thermal coal environment continues to be characterized by strong Asian demand growth and continued oversupply with the recent introduction of uncertainty over Chinese thermal coal import demand. We continue to see growing demand for PRB coal and logistics services from our Asian customers, and we continue to have successful test burns in our target markets.

While the strong U.S. dollar has improved the economics for coal producers in Australia and Indonesia, we do not believe new production capacity will be built at current price levels.  Given the large number of Asian plants currently being built to take imported coal and the rapid growth in Indian imports, we still believe the current oversupply will be overcome by growing demand.

The level of Chinese thermal coal imports this year is unclear and will have a significant impact on the international supply demand balance and a direct impact on pricing.  As international prices have fallen, China has moved to protect its domestic coal producers by raising import taxes and restricting imports of lower quality coals.  While electricity demand grew by 5 percent last year, this was met by a large increase in hydro generation due to new projects being commissioned and unusually heavy rainfall.  While first quarter 2015 imports are down significantly compared to last year, it is currently not clear if this is a temporary or longer term change.

For 2015, a key driver of our Adjusted EBITDA will be the price we achieve for our export sales and logistics services.  We are working to maximize our sales price relative to the Newcastle index, minimizing our take or pay exposure, recognizing lower fuel surcharges on rail rates, and realizing our hedge position to minimize our logistics loss.  As we previously announced, we have worked with our rail and port partners to reduce our export shipments by 0.5 million tons in the second quarter and have recently reached an agreement in principle to reduce our second half shipments by another 0.5 million tons.  Exports for 2015 are now forecast to be around 5.2 million tons.  We will continue to work to potentially reduce our exposure to low international prices in 2016.

“In what are clearly tough domestic and international conditions, we will stay focused on matching our supply to demand while controlling costs across the business.  We are optimistic that the markets will rebound due to the significant reduction in U.S. oil and natural gas drilling and continued Asian demand growth. However, we are not sure when this will occur and are pleased that we have the strong financial position and low cost operations that we believe are necessary to get through these difficult times,” commented Marshall.

2015 Updated Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2015 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three mines(1)	75 — 79 million tons
Committed sales with fixed prices	Approximately 73 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.88 per ton
Adjusted EBITDA(2)	$110 — $150 million
Net interest expense	Approximately $46 million
Depreciation, depletion and accretion	$115 — $125 million
Capital expenditures(3)	$45 — $55 million
Committed federal coal lease payments	$69 million

(1)   Inclusive of intersegment sales.

(2)   Non-GAAP financial measure; please see definition below in this release.

(3)   Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 30, 2015 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 17268438.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056   (domestic) or (404) 537-3406 (international) and entering pass code 17268438.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2014, Cloud Peak Energy shipped approximately 86 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our Company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2015 and future periods for our Company, the PRB and the industry in general, and our operational, financial and export guidance; (2) expected development of future export terminal capacity, increased future access to existing or new capacity and our ability to manage our exposure to currently committed capacity to address depressed prices; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the EIA and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity; (13) anticipated improvements in rail performance; (14) anticipated benefits of recent depressed oil prices; and (15) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies and transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand, terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts on favorable terms; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies, regulations and currency exchange rates which may favor international coal suppliers and other sources of energy; (e) environmental, health, safety, endangered species (including the potential listing of the greater sage-grouse as a threatened or endangered species) or other legislation, regulations, executive orders, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental regulations, executive orders or other actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; (p) the failure of carbon capture technology to be developed and adopted by utilities; and (q) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of the IPO and Secondary Offering and the termination of the Tax Receivable Agreement in August 2014, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude the gain from the sale of our 50% non-operating interest in the Decker Mine in September 2014.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude (i) the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above, and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 37%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our Company that may not be shown solely by period-to-period comparisons of net income (loss).  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, (720) 566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenue	$317,553	$319,066
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	264,317	271,939
Depreciation and depletion	24,536	26,928
Amortization	928	—
Accretion	3,541	4,130
Derivative financial instruments	4,785	(12,734)
Selling, general and administrative expenses	11,249	12,441
Other operating costs	213	238
Total costs and expenses	309,569	302,942
Operating income	7,984	16,124
Other income (expense)
Interest income	49	124
Interest expense	(12,668)	(37,994)
Other, net	(337)	(465)
Total other income (expense)	(12,956)	(38,335)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(4,972)	(22,211)
Income tax benefit (expense)	280	6,490
Earnings from unconsolidated affiliates, net of tax	12	95
Net income (loss)	(4,680)	(15,626)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	313	247
Income tax on postretirement medical plan	(116)	(89)
Other comprehensive income (loss)	197	158
Total comprehensive income (loss)	$(4,483)	$(15,468)
Income (loss) per common share:
Basic	$(0.08)	$(0.26)
Diluted	$(0.08)	$(0.26)
Weighted-average shares outstanding - basic	60,935	60,741
Weighted-average shares outstanding - diluted	60,935	60,741

CLOUD PEAK ENERGY INC.

UNADUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$186,232	$168,745
Accounts receivable	70,192	86,838
Due from related parties	1,520	227
Inventories, net	77,975	79,802
Deferred income taxes	21,670	21,670
Derivative financial instruments	14,875	17,111
Other assets	24,178	9,840
Total current assets	396,642	384,233

Noncurrent assets
Property, plant and equipment, net	1,557,331	1,589,138
Port access contract rights, net	52,852	53,780
Goodwill	35,634	35,634
Deferred income taxes	53,725	56,468
Other assets	47,457	40,665
Total assets	$2,143,641	$2,159,918

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$47,341	$52,035
Royalties and production taxes	132,252	126,212
Accrued expenses	47,888	52,213
Current portion of federal coal lease obligations	63,970	63,970
Other liabilities	1,632	1,632
Total current liabilities	293,083	296,062

Noncurrent liabilities
Senior notes	498,541	498,480
Asset retirement obligations, net of current portion	205,898	216,241
Accumulated postretirement medical benefit obligation, net of current portion	51,992	50,276
Other liabilities	10,699	11,025
Total liabilities	1,060,213	1,072,084

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,509 and 61,434 shares issued and 61,034 and 61,022 outstanding at March 31, 2015 and December 31, 2014, respectively)	610	610
Treasury stock, at cost (475 shares and 432 shares at March 31, 2015 and December 31, 2014, respectively)	(6,490)	(6,243)
Additional paid-in capital	568,346	568,022
Retained earnings	532,064	536,744
Accumulated other comprehensive income (loss)	(11,102)	(11,299)
Total equity	1,083,428	1,087,834
Total liabilities and equity	$2,143,641	$2,159,918

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(4,680)	$(15,626)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	24,536	26,928
Amortization	928	—
Accretion	3,541	4,130
Earnings from unconsolidated affiliates, net of tax	(12)	(95)
Distributions of income from unconsolidated affiliates	—	1,250
Deferred income taxes	(280)	(6,490)
Equity-based compensation expense	988	1,783
Derivative mark-to-market (gains) losses	4,785	(12,734)
Cash received (paid) on derivative financial instrument settlements	(2,029)	5,270
Non-cash interest expense related to early retirement of debt and refinancings	—	7,338
Other	3,233	2,964
Changes in operating assets and liabilities:
Accounts receivable	16,488	(5,626)
Inventories, net	1,828	(805)
Due to or from related parties	(1,293)	54
Other assets	(5,759)	(6,042)
Accounts payable and accrued expenses	(10,037)	10,788
Asset retirement obligations	(298)	(276)
Net cash provided by (used in) operating activities	31,939	12,811

Investing activities
Purchases of property, plant and equipment	(6,405)	(4,519)
Investments in marketable securities	—	(8,159)
Maturity and redemption of investments	—	88,845
Investment in development projects	(750)	(750)
Payment of restricted cash	(6,500)	—
Other	(75)	201
Net cash provided by (used in) investing activities	(13,730)	75,618

Financing activities
Issuance of senior notes	—	200,000
Repayment of senior notes	—	(300,000)
Payment of deferred financing costs	(314)	(12,100)
Other	(408)	215
Net cash provided by (used in) financing activities	(722)	(111,885)

Net increase (decrease) in cash and cash equivalents	17,487	(23,456)
Cash and cash equivalents at beginning of period	168,745	231,633
Cash and cash equivalents at end of period	$186,232	$208,177

Supplemental cash flow disclosures:
Interest paid	$7,469	$6,358
Income taxes paid (refunded)	$3,972	$(5,970)
Supplemental noncash investing and financing activities:
Capital expenditures included in accounts payable	$1,969	$2,028
Assets acquired under capital leases	$—	$1,209

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2015		2014
Net income (loss)		$(4.7)		$(15.6)
Interest income		—		(0.1)
Interest expense		12.7		38.0
Income tax (benefit) expense		(0.3)		(6.5)
Depreciation and depletion		24.5		26.9
Amortization		0.9		—
EBITDA		33.1		42.7
Accretion		3.5		4.1
Tax agreement expense (benefit) (1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$4.8		$(12.7)
Inclusion of cash amounts received (paid)(3)(4)	(2.0)		5.3
Total derivative financial instruments		2.8		(7.4)
Gain on sale of Decker Mine interest		—		—
Adjusted EBITDA		$39.4		$39.3

(1)                                 Changes to related deferred taxes are included in income tax expense.

(2)                                 Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)                                 Cash amounts received and paid reflected within operating cash flows.

(4) Excludes premiums paid in prior periods for contracts settled during the period	$2.0	$—

Adjusted EPS

	Three Months Ended
	March 31,
	2015		2014
Diluted earnings (loss) per common share		$(0.08)		$(0.26)
Tax agreement expense (benefit) including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$0.05		$(0.13)
Inclusion of cash amounts received (paid) (1)	(0.02)		0.06
Total derivative financial instruments		0.03		(0.07)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		0.15
Exclusion of non-cash interest for deferred finance fee write-off	—		0.07
Total refinancing transaction		—		0.22
Adjusted EPS		$(0.05)		$(0.11)
Weighted-average dilutive shares outstanding (in millions)		60.9		60.7

(1) Excludes per share impact of premiums paid in prior periods for contracts settled during the period	$0.02	$—

Adjusted EBITDA by Segment

	Three Months Ended
	March 31,
	2015		2014
Owned and Operated Mines
Adjusted EBITDA	$44.3		$41.2
Depreciation and depletion		(23.9)		(26.4)
Accretion		(3.4)		(3.0)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(6.8)	$2.1
Inclusion of cash amounts (received) paid(1)	5.6		(1.8)
Total derivative financial instruments		(1.2)		0.3
Other		0.4		(0.1)
Operating income (loss)		16.2		12.0

Logistics and Related Activities
Adjusted EBITDA		(8.3)		0.4
Amortization		(0.9)		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	2.0		10.6
Inclusion of cash amounts (received) paid	(3.6)		(3.4)
Total derivative financial instruments		(1.6)		7.2
Operating income (loss)		(10.9)		7.5

Corporate and Other
Adjusted EBITDA		4.1		(1.9)
Depreciation and depletion		(0.6)		(0.5)
Accretion		(0.1)		(1.2)
Other		(0.1)		0.5
Operating income (loss)		3.3		(3.1)

Eliminations
Adjusted EBITDA		(0.7)		(0.4)
Operating loss		(0.7)		(0.4)
Consolidated operating income		8.0		16.1
Interest income		—		0.1
Interest expense		(12.7)		(38.0)
Other, net		(0.3)		(0.5)
Income tax (expense) benefit		0.3		6.5
Earnings from unconsolidated affiliates, net of tax		—		0.1
Net income (loss)		$(4.7)		$(15.6)

(1) Excludes premiums paid in prior periods for contracts settled during the period	$2.0	$—

Tons Sold

(in thousands)

	Q1	Q4	Q3	Q2	Q1	Year	Year
	2015	2014	2014	2014	2014	2014	2013
Mine
Antelope	9,003	9,035	8,239	8,085	8,288	33,647	31,354
Cordero Rojo	5,913	9,276	8,535	8,551	8,447	34,809	36,671
Spring Creek	4,785	5,018	4,763	3,953	3,710	17,443	18,009
Decker (50% interest)	—	—	422	385	272	1,079	1,519
Total	19,701	23,329	21,959	20,974	20,716	86,978	87,552